Exhibit 99.1

Verso Corporation Expands Strategic Alternatives Considerations

MIAMISBURG, Ohio, Jan. 16, 2018 /PRNewswire/ -- Verso Corporation (NYSE: VRS) announced today that the Strategic Alternatives Committee formed by its Board of Directors in September 2017, has, at the direction of the Board, expanded its evaluation of potential transaction alternatives to include other alternatives, including but not limited to, a potential sale or merger of the entire company.

As previously announced, the Committee, with the assistance of Houlihan Lokey Capital, Inc., the company's financial advisor, has been charged with identifying and evaluating a range of potential strategic transaction alternatives to maximize value to Verso stockholders, and with recommending to the Board whether any potential transaction is in the best interests of the company and its stockholders.

There is no assurance that the review of potential strategic alternatives will result in any transaction or other strategic alternative. Verso does not intend to make any further disclosure concerning these matters until a definitive transaction agreement is reached or a determination is made that none will be pursued.

About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact:Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com